Exhibit 99.1

FOR IMMEDIATE RELEASE

April 10, 2013

ESI Acquires Semiconductor Systems Business of GSI Group

PORTLAND, Ore.—(BUSINESS WIRE)—Electro Scientific Industries, Inc. (NASDAQ: ESIO), a leading supplier of innovative laser-based manufacturing solutions for smart consumer electronics and other microtechnology industries, today announced it had signed a definitive agreement to acquire the Semiconductor Systems business of GSI Group, Inc. (NASDAQ: GSIG), a global leader and supplier of precision photonics, laser-based solutions and precision motion devices to the medical, industrial, scientific, and electronics markets. Based in Bedford, Massachusetts, the Semiconductor Systems business provides industry-leading products in laser marking and trimming of semiconductor wafers and hybrid circuits. The parties expect the transaction to close within thirty days.

The acquisition brings together two of the preeminent providers of laser manufacturing systems serving the semiconductor industry. With decades of experience, both ESI and Semiconductor Systems are technological leaders in laser-based wafer processing. The Semiconductor Systems’ wafer marking products are positioned to capitalize on the industry-wide transition to 450 millimeter wafer diameters and are complementary to ESI’s commitment to enabling 3D semiconductor packaging.

This acquisition will add approximately $20-30 million of annual revenue to ESI. It is expected to add $0.05 to $0.10 to non-GAAP earnings per share in the first year.

“The GSI Semiconductor Systems business is an excellent operational fit with ESI. The business brings a strong technical team, broadens our revenue base with our semi customers, and strengthens our Semiconductor Division,” stated Nick Konidaris, CEO of ESI. “With complementary capabilities but almost no product overlap, this acquisition broadens our product portfolio and allows ESI to provide a more complete set of laser-based manufacturing solutions to our semiconductor customers.”

“We are pleased to complete this transaction, which ultimately enables GSI to focus our growth investments on our OEM component businesses,” said John Roush, CEO of GSI. “We believe this outcome is the best result for customers, employees and shareholders of both companies. The GSI team will work closely with our counterparts at ESI to ensure a smooth transition of ownership of the Semiconductor Systems business.”

About ESI, Inc.

ESI is a leading supplier of innovative, laser-based manufacturing solutions for the microtechnology industry. Our systems enable precise structuring of micron to submicron features in electronic devices, semiconductors, LEDs and other high-value components. We partner with our customers to make breakthrough technologies possible in the microelectronics, semiconductor and other emerging industries. Founded in 1944, ESI is headquartered in Portland, Ore., with global operations from the Pacific Northwest to the Pacific Rim. More information is available at www.esi.com.

About GSI Inc.

GSI Group Inc. supplies precision photonics, laser-based solutions and precision motion devices to the medical, industrial, scientific, and electronics markets. GSI Group Inc.‘s common shares are quoted on NASDAQ (GSIG). More information about GSI is available on the Company’s website at www.gsig.com. For additional information, please contact GSI Group Inc. Investor Relations at (781) 266-5137 or InvestorRelations@gsig.com.

This press release includes forward-looking statements about the expected timing of closing, our revenue and earnings and the markets we serve. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the risk that the transaction fails to close; the risk that we fail to successfully integrate the SSD business; the risk that the costs of operating the SSD business are greater than anticipated; the risk that revenues generated by the SSD business are lower than anticipated.

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